SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)(1)

                            News Communications, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                   652484-60-1
                                 (CUSIP Number)

                                February 22, 1999
             (Date of Event Which Requires Filing of this Statement)

      Check the  appropriate  box to designate  the rule  pursuant to which this
      Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [X]  Rule 13d-(c)

                  [ ]  Rule 13d-1(d)

------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 652484-60-1                                     PAGE 1

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            MELVYN I. WEISS
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* a. [ ]
                                                        b. [X]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5     SOLE VOTING POWER

            1,012,157*
--------------------------------------------------------------------------------
6     SHARED VOTING POWER

            160,701+
--------------------------------------------------------------------------------
7     SOLE DISPOSITIVE POWER

            1,012,157*
--------------------------------------------------------------------------------
8     SHARED DISPOSITIVE POWER

            160,701+
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,172,858
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            17.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
* Includes 33,334 shares which may be acquired upon exercise of $10 Convertible Preferred Stock and 26,667 shares which may be acquired upon exercise of a Warrant.

+  These shares are owned by M&B Weiss Family Limited Partnership.

Item 1(a).  Name of Issuer:

             News Communications, Inc.
--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

174-15 Horace Harding Expressway, Fresh Meadows, NY 11365
--------------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  Melvyn I. Weiss
--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if None, Residence:

       One Pennsylvania Plaza, New York, New York 10119
--------------------------------------------------------------------------------

Item 2(c).  Citizenship:

                  USA
--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  Common Stock, $.01 par value
--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                  652484-60-1
--------------------------------------------------------------------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   [ ]   Brokeror dealer registered under Section 15 of the Exchange
                  Act.

      (b)   [ ]   Bank is defined in Section 3(a)(6) of the Exchange Act.

      (c)   [ ]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   [ ]   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   [ ]   An investment adviser in accordance with Rule
                  13d-1(b)(l)(ii)(E);

      (f)   [ ]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(l)(ii)(F);

      (g)   [ ]   A parent holding company or control person in accordance with
                  Rule 13d-l(b)(l)(ii)(G);

      (h)   [ ]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [ ]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   [ ]   Group, in accordance with Rule 13d-1(b)(l)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box :

Item 4. Ownership:

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:
                         1,172,858

      (b)   Percent of class:
                         17.7%

      (c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote 1,012,157*

      (ii)  Shared power to vote or to direct the vote 160,701+

      (iii) Sole power to dispose or to direct the disposition of 1,012,157*

      (iv)  Shared power to dispose or to direct the disposition of 160,701+

Item 5.     Ownership of Five Percent or Less of a Class:

                  Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable.

* Includes 33,334 shares which may be acquired upon exercise of $10 Convertible Preferred Stock and 26,667 shares which may be acquired upon exercise of a Warrant.

+  These shares are owned by M&B Weiss Family Limited Partnership.

Item 8.     Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.     Notice of Dissolution of Group:

                  Not applicable.

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

      After reasonable inquiry, and to the best of my knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

                                                        March 9, 1999
                                             -----------------------------------
                                                           (Date)

                                             /s/ Melvyn I. Weiss
                                             -----------------------------------
                                                       (Signature)

                                                        Melvyn I. Weiss
                                             -----------------------------------
                                                         (Name/Title)